Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
100,000 SHARES OF COMMON STOCK
OF
PIEDMONT OFFICE REALTY TRUST, INC.
AT
$4.60 PER SHARE
by:
Opportunity Investment Fund I, LLC
(the “Purchaser”)

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT
11:59 P.M., EASTERN TIME, ON DECEMBER 18, 2009, UNLESS THE OFFER IS EXTENDED.

The Purchaser hereby seeks to acquire 100,000 shares of common stock (“Shares”) of Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Corporation”). The Purchaser is not affiliated with the Corporation or its management. The Purchaser hereby offers to purchase 100,000 Shares at a purchase price equal to $4.60 per Share (the “Offer Price”), less the amount of any dividends declared or made with respect to the shares between November 16, 2009 and December 18, 2009 or such other date to which this offer may be extended (the “Expiration Date”), in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (the “Offer”).

Tender of Shares will include the tender of any and all securities into which the Shares may be converted and any securities distributed with respect to the Shares from and after November 16, 2009.

Shareholders of the Corporation (“Shareholders”) who tender their Shares will not be obligated to pay any fees, expenses or commissions in connection with the tender of Shares, unless a fee or commission is charged by the tendering Shareholder’s broker, dealer, commercial bank, trust company or other nominee. The Purchaser will act as the depositary in connection with the Offer and will pay all charges and expenses incurred by Purchaser in connection with the Offer.

The Purchaser is a Delaware limited liability company.  Ray Wirta owns a 100% of the outstanding interests of the Purchaser.  Neither the Purchaser nor Ray Wirta are affiliated with the Corporation or its management.

As of November 16, 2009, the Purchaser and its affiliates did not own any Shares. The 100,000 Shares subject to the Offer constitute approximately 0.02% of the outstanding Shares. Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchaser of up to $460,000 in aggregate purchase price, which will be paid with cash on hand.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 100,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 100,000 SHARES FROM TENDERING SHAREHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN AND IN THE LETTER OF TRANSMITTAL. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time (but shall not be obligated), (i) to extend the period of time during which the Offer is open, (ii) upon the occurrence of any of the conditions specified in this Offer to Purchase and prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (iii) to amend the Offer in any respect prior to the Expiration Date. Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change event. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date.

IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder’s Shares should (a) complete and sign the Letter of Transmittal, attached as Annex A to this Offer to Purchase, in accordance with the instructions in the Letter of Transmittal (b) complete and sign the Transfer & Assignment of Shares Form, attached to the Letter of Transmittal, and have it Medallion Signature Guaranteed (this can be done by your broker or bank), and (c) mail or deliver the Letter of Transmittal, Transfer & Assignment of Shares Form, and any other required documents to the Purchaser, at the address set forth below:

Opportunity Investment Fund I, LLC
3501 Jamboree Road
Suite 500
Newport Beach, CA 92660

For more information or to get additional copies of this Offer to Purchase and/or the Letter of Transmittal please call Harold Hofer, at the following telephone number:

Offer Information Line: (949) 275-2658

This Offer to Purchase and the Letter of Transmittal are also available on the Internet at:

www.peracon.com
Username: piedmont
Password: tender

Log in to the peracon.com website by using the user name and password above and you will be directed to the Tender Offer Documents.

The Purchaser, for convenience, is utilizing the peracon.com website to host the Tender Offer Documents.  Peracon, Inc. is not affiliated with the Purchaser or the Tender Offer in any way other than providing their web site to host the Tender Offer Documents.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

The Corporation is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available on the Commission’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, or may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits).  Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

-ii-

-iii-

TERMS OF OFFER TO PURCHASE

The Purchaser hereby seeks to acquire 100,000 shares of common stock (“Shares”) of Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Corporation”). The Purchaser is not affiliated with the Corporation or its management.

The Purchaser hereby offers to purchase 100,000 Shares at a purchase price equal to $4.60 per Share (the “Offer Price”), less the amount of any dividends declared or made with respect to the Shares between November 16, 2009 and December 18, 2009, or such other date to which this offer may be extended (the “Expiration Date”), in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (the “Offer”).

Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender any Shares.

THE OFFER

CLASS AND AMOUNTS OF SECURITIES BEING OFFERED
The Purchaser is seeking to purchase up to 100,000 shares of the Corporation’s common stock.

The Corporation reported that it had 472,373,109 Shares outstanding on July 31, 2009 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“Commission”) on August 13, 2009.  As of November 16, 2009, the Purchaser and its affiliates did not own any Shares. The 100,000 Shares subject to the Offer constitute approximately 0.02% of the outstanding Shares.

OFFER PRICE

OFFER PRICE AND FORM OF PAYMENT
The Purchaser is offering to pay you $4.60 per Share, less the amount of any dividends declared or made with respect to the shares between November 16, 2009 and the Expiration Date, in cash, without interest.

As noted above, the Offer Price is subject to reduction for dividends made or declared prior to the Expiration Date.  Any dividends made or declared after the Expiration Date, would, by the terms of the Offer be assigned by the tendering Shareholder to the Purchaser.

INCREASES IN CONSIDERATION
If, prior to the Expiration Date, the Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

FEES AND EXPENSES
Shareholders who tender their Shares will not be obligated to pay any fees, expenses or commissions in connection with the tender of Shares, unless a fee or commission is charged by the tendering Shareholder’s broker, dealer, commercial bank, trust company or other nominee.

If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply.

THE PURCHASER

PURCHASER
The Offer to purchase your Shares is being made by Opportunity Investment Fund I, LLC, a Delaware limited liability company.  As a investor in real estate, the Purchaser has a minority interest in several real estate operating partnerships.  Ray Wirta owns a 100% of the outstanding interests of the Purchaser.

Ray Wirta is the Chief Executive Officer of the Koll Company of Newport Beach, California.  Mr. Wirta is also Vice Chairman and the former Chief Executive Officer of CB Richard Ellis, the world’s largest real estate services company (“CBRE”). Neither the Koll Company nor CB Richard Ellis, directly or indirectly, is a participant in this Offer.

Neither the Purchaser nor any of its affiliates is affiliated with the Corporation or the Corporation’s management.  Neither the Purchaser nor its affiliates, including Ray Wirta, beneficially own any Shares.

Except as otherwise set forth herein, (i) neither the Purchaser nor, Ray Wirta nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor, Ray Wirta nor any affiliate of the Purchaser has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor, Ray Wirta nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Corporation, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser, Ray Wirta nor any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, Ray Wirta, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) Ray Wirta has not been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) Ray Wirta has not been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PURCHASER’S ABILITY TO FINANCE
The consideration for the total amount of Shares sought pursuant to the Offer will be satisfied wholly in cash.  If the total amount of Shares sought are purchased, the Purchaser’s capital commitment will be approximately $460,000.  The Purchaser currently has sufficient cash on hand to fund all of its commitments under this Offer.

ACCEPTING THE OFFER

EXPIRATION DATE	You will have until 11:59 p.m., Eastern Time, on December 18, 2009, to tender your Shares in the Offer unless the Offer is extended.

TENDERING SHARES
To tender your Shares, you must deliver a completed ‘Letter of Transmittal’ (attached as Annex A) and the ‘Transfer & Assignment of Shares’ Form (attached to the Letter of Transmittal), and mail these documents no later than the time the Offer expires, to the Purchaser at:

Opportunity Investment Fund I, LLC
3501 Jamboree Road
Suite 500
Newport Beach, CA 92660

In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date.  The method of delivery of the original Letter of Transmittal, Transfer & Assignment of Shares Form, and all other required documents is at the option and risk of the tendering Shareholder, and delivery will be deemed made only when actually received by the Purchaser.

See “How to Accept this Offer” on page 9.

VALIDITY OF OFFER
All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding, subject to the tendering Shareholder’s right to seek arbitration of any such dispute.

A tender of Shares pursuant to any of the procedures described herein will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.  The tendering Shareholder will make certain representations and warranties when tendering Shares pursuant to the Letter of Transmittal and Transfer and Assignment of Shares attached thereto.

PRO RATA ACCEPTANCE
The Purchaser desires to purchase up to 100,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 100,000, the Purchaser will purchase all the Shares tendered, upon the terms and subject to the conditions of the Offer. However, if more than 100,000 Shares are tendered and not withdrawn, the Purchaser will accept for payment and pay for 100,000 Shares tendered, pro rata according to the number of Shares tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchase of fractional Shares, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchaser will not pay for any Shares tendered until after the final proration factor has been determined.

ACCEPTANCE BY PURCHASER
For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives written notice to the tendering Shareholder of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer.

EXTENSION, AMENDMENT AND TERMINATION OF THE OFFER

EXTENSION	The Offer can be extended at the discretion of the Purchaser. As of the date of this Offer, the Purchaser has no plans or intentions to extend the Offer.

AMENDMENT OR TERMINATION
The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time (i) upon the occurrence or failure to occur of any of the conditions specified herein, to terminate the Offer and not accept for payment any Shares, and (ii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration).

NOTIFICATION OF EXTENSION, AMENDMENT OR TERMINATION
Notice of any extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change event.

If the Purchaser extends the Offer, the Purchaser will make a public announcement of the extension, no later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date. You can also check the website at www.peracon.com (Username: piedmont; Password: tender) to see if it has been extended.

EXTENSION IN THE CASE OF MATERIAL CHANGE TO THE TERMS OF THE OFFER
If the Purchaser makes a material change in the terms of the Offer, the Purchaser will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act.

With respect to a change in price or a change in percentage of securities sought, the Purchaser will keep the Offer open for at least 10 business days after the date that notice of such change is given to you.

CONDITIONS TO THE OFFER
There are no conditions to the Offer based on a minimum number of Shares tendered, the availability of financing, or the success of the Offer.  However, the Purchaser may not be obligated to purchase any Shares if one or more of the conditions described below occur.

The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein.

Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date. As of the Offer Date, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer.

Additionally,  the Purchaser shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Corporation’s Shareholders, (iii) requires divestiture by the Purchaser of any Shares, or (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer;

(b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(d) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than 50 percent of the outstanding Shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition.  If the Purchaser waives a certain condition for one tendering Shareholder, that condition will be waived for all Shareholders tendering Shares. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

WITHDRAWAL

WHEN TO WITHDRAW
You can withdraw previously tendered Shares at any time until the Expiration Date and, if the Purchaser has not agreed to accept your Shares for payment by January 15, 2009, you can withdraw them at any time after such time until the Purchaser accepts your Shares for payment.

HOW TO WITHDRAW
To withdraw Shares, you must deliver, by certified mail, a written, notarized notice of withdrawal with the required information to the Purchaser while you still have the right to withdraw the Shares.  A withdrawal will be effective upon delivery.

Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed, and must be notarized by a duly licensed notary public.

Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered prior to the Expiration Date.

PAYMENT

PAYMENT
Upon the expiration of the Offer and the acceptance of the Shares you tender, the Purchaser will pay you (either directly, or indirectly through the Corporation’s transfer agent) promptly (within three business days, to the extent possible) upon the confirmation from the Corporation that the Shares will be transferred to the Purchaser.  Confirmation will generally occurs approximately 10 days after the transfer agent’s receipt of the documentation described in the instructions provided with the Letter of Transmittal.

MARKET VALUE OF THE SHARES AND DETERMINATION OF OFFER PRICE

MARKET VALUE OF THE SHARES
The Shares do not have a readily ascertainable market value because there is no established market available for buying and selling your Shares.  There is no public market for the Shares except a limited informal secondary market and limited trading on the “Pink Sheets,” and neither the Shareholders nor the Purchasers have any accurate means for determining the actual present value of the Shares.

The Corporation heeds: “[a]s our stock is currently not listed on a national exchange, there is no established public trading market for our stock. Consequently, there is the risk that you may not be able to sell our stock at a time or price acceptable to you.” (Annual Report on Form 10-K filed March 26, 2008).

Although there can be no certainty as to the actual present value of the Shares, the Corporation has estimated that the Corporation could have an estimated net asset value of approximately $7.40 per Share as of December 31, 2008.  (See Annual Report on Form 10-K filed with the Commission on March 13, 2009.)  There can be no assurance as to the timing or amount of any future Corporation dividends, and there cannot be any assurance that the Corporation’s estimate accurately reflects an approximate value of the Shares or that the actual amounts that may be realized by holders for the Shares may not vary substantially from this estimate.

The Purchaser believes that real estate values have declined since the Corporation estimated its net asset value at $7.40 per Share. As such, the Purchaser anticipates that the Corporation’s next valuation of its net asset value will be lower than $7.40 per Share.

DETERMINATION OF OFFER PRICE
The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares.  In establishing the purchase price of $4.60 per Share, the Purchasers are motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchasers’ objectives.

In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including: (i) the lack of a formalized market for resale of the Shares and the resulting lack of liquidity of an investment in the Corporation; (ii) the Purchaser’s internal estimation of value of the Corporation’s real estate assets utilizing valuation methodologies customarily employed by independent appraisers such as the discounted cash flow analysis, direct capitalization analysis, mark-to-market analysis, and comparable sales analysis; (iii) recent material events publicly reported by the Corporation, (iv) the offer price offered by other bidders, and (v) the projected expenses to be incurred by the Purchaser in connection with the Offer.

MISCELLANEOUS

DISPUTE RESOLUTION
By tendering your Shares, you will be agreeing to arbitrate any disputes that may arise between you and the Purchaser, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorneys’ fees and costs.

CORPORATION’S RECOMMENDATION
The Purchaser has not sought the approval or disapproval of the Corporation. If the Corporation is aware of the Offer, the Corporation is required to make a recommendation to the security holders within 10 business days of the earlier of the commencement of the Offer or the date on which the Corporation becomes aware of the Offer.

IMPACT ON NON TENDERING SHAREHOLDERS	The Purchaser does not anticipate that Shares held by non-tendering Shareholders will be affected by the Offer.

PURCHASER’S FUTURE INTENTIONS CONCERNING THE CORPORATION
The Purchaser is seeking to purchase a total of 100,000 Shares. If the Purchaser acquires fewer than 100,000 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased.

The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers.  The Purchaser currently has no plans or proposals regarding future tender offers with respect to the Shares.  Additionally, the Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation.

The Purchaser reserves the right to gauge the response to this solicitation, and may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

DEPOSITARY
The Purchaser is acting as the depositary.

No independent party will hold tendered Shares until the Offer closes and payment is made. Because there is no independent intermediary to hold the Purchaser’s funds and the tendered Shares, the Purchaser may have access to the Shares before all conditions to the Offer have been satisfied and selling Shareholders have been paid; however, the Purchaser has no rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchaser for payment.

WHO CAN I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?
For more information or to get additional copies of this Offer to Purchase, the Letter of Transmittal, or the Transfer & Assignment of Shares Form, please call Harold Hofer, at the following number:

Offer Information Line: (949) 275-2658.

HOW TO ACCEPT THIS OFFER

Step 1.
Read and review the accompanying documents carefully, for they contain important information regarding the Offer, the Corporation and the Purchaser.  The Purchaser also urges you to consult with your advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender any Shares.

Step 2.	Complete the enclosed ‘Letter of Transmittal’ (Annex A). Please note the number of Shares you wish to sell in the signature area of the Letter of Transmittal. Please ensure that you have:

•           Completed the Box on PAGE 1 of the Letter of Transmittal

•           Completed Box A on PAGE 4 of the Letter of Transmittal

•           Signed BOX A on PAGE 4 of the Letter of Transmittal

Step 3.
Complete the enclosed ‘Transfer & Assignment of Shares’ form (Attached as Page 7 to the Letter of Transmittal) required by the Corporation’s transfer agent, and have it Medallion Signature Guaranteed (this can be done by your broker or bank). This form is required by the Corporation and its transfer agent to effectuate a transfer.  A medallion signature guarantee is a certification that protects you from forgery and prevents the unauthorized transfer of securities certificates. Medallion signature guarantees can be completed by your broker or bank.

Step 4.	Send the completed ‘Letter of Transmittal’ and ‘Transfer & Assignment of Shares’ form to:

Opportunity Investment Fund I, LLC
3501 Jamboree Road
Suite 500
Newport Beach, CA 92660

Step 5.	Once the Purchaser receives confirmation that the transfer of Shares to the Purchaser has been effectuated, you will receive payment promptly (within three business days, if at all practicable).

NOTE:
If you have tendered Shares previously pursuant to either (i) the Offer to Purchase, dated October 26, 2009 and as amended to date, by MPF DEWAAY FUND 8, LLC and related parties or (ii) the Offer to Purchase, dated October 13, 2009 and as amended to date, by MIRELF III REIT INVESTMENTS, LLC, you can use the appropriate form Notice of Withdrawal attached as Annex B to this Offer to Purchase to withdraw your Shares prior to the expiration date of such offers.

Annex A – Letter of Transmittal
[ATTACHED AS EXHIBIT (a)(1)(B)]

Annex B – Notice of Withdrawal

NOTICE OF WITHDRAWAL

VIA FACSIMILE OR CERTIFIED MAIL

MacKenzie Patterson Fuller, LP 1640 School Street Moraga, California 94556 Facsimile: 925-631-9119

Re:	Piedmont Office Realty Trust, Inc. - Notice of Withdrawal

Ladies and Gentlemen:

All shares of common stock of Piedmont Office Realty Trust, Inc. tendered to the Purchasers (as defined in that certain Offer to Purchase, dated October 26, 2009 and as amended to date (the “Offer to Purchase”)) by the undersigned pursuant to the Offer to Purchase are hereby withdrawn.

Name of person who originally tendered Shares:

If Shareholder is an individual:

X		Date:
(Signature of Shareholder)

X		Date:
(Signature of Joint Owner)

If Shareholder is a corporation, partnership, limited liability company, trust, estate or other entity:

X By:		Date:

Name:

Title:

[THIS NOTICE MUST BE NOTARIZED
AND
MAY BE DELIVERED BY CERTIFIED MAIL OR FACSIMILE.]

NOTICE OF WITHDRAWAL

VIA CERTIFIED MAIL

MIRELF III Investment Processing, LLC 410 Park Avenue Suite 820 New York, NY 10022

Re:	Piedmont Office Realty Trust, Inc. - Notice of Withdrawal

Ladies and Gentlemen:

All shares of common stock of Piedmont Office Realty Trust, Inc. tendered to the Purchaser (as defined in that certain Offer to Purchase, dated October 13, 2009 and as amended to date (the “Offer to Purchase”)) by the undersigned pursuant to the Offer to Purchase are hereby withdrawn.

Name of person who originally tendered Shares:

If Shareholder is an individual:

X		Date:
(Signature of Shareholder)

X		Date:
(Signature of Joint Owner)

If Shareholder is a corporation, partnership, limited liability company, trust, estate or other entity:

X By:		Date:

Name:

Title:

[THIS NOTICE MUST BE NOTARIZED
AND
DELIVERED BY CERTIFIED MAIL.]